EXHIBIT 99.1

Community West Bancshares Reports Second Quarter 2023 Earnings of $2.1 Million, or $0.24 Per Diluted Share; Declares Quarterly Cash Dividend of $0.08 Per Common Share

GOLETA, Calif., July 28, 2023 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income of $2.1 million, or $0.24 per diluted share, for the second quarter of 2023, compared to $2.5 million, or $0.27 per diluted share, for the preceding quarter, and $2.6 million, or $0.30 per diluted share, for the second quarter of 2022. For the first six months of 2023, the Company reported net income of $4.6 million, or $0.51 per diluted share, compared to $6.6 million, or $0.74 per diluted share, for the first six months of 2022.

The Company’s Board of Directors declared a quarterly cash dividend of $0.08 per common share, payable August 31, 2023, to common shareholders of record on August 12, 2023.

“Our second quarter 2023 and year to date results highlight a bolstered balance sheet and display a strong level of capital in what has been a challenging six months for the banking industry,” stated Martin E. Plourd, President & Chief Executive Officer. “Operating results for the second quarter of 2023 reflect lower net interest income, which was impacted by higher deposit costs that were partially offset by higher asset yields due to loan repricing and new loan growth. We continue to focus on funding our balance sheet primarily through core deposits. At the same time, we are well positioned to capitalize on new market opportunities as they may arise, as we continue to navigate through the volatility and uncertainty in the banking industry and the overall economic environment.”

Second Quarter 2023 Financial Highlights:

  Net income was $2.1 million, or $0.24 per diluted share in the second quarter 2023, compared to $2.5 million, or $0.27 per diluted share in first quarter 2023, and $2.6 million, or $0.30 per diluted share in second quarter 2022.
  Net interest income was $10.7 million in the second quarter 2023, compared to $11.0 million in first quarter 2023, and $11.0 million in second quarter 2022.
  Net interest margin was 3.99% for the second quarter 2023, compared to 4.25% in first quarter 2023, and 4.01% in second quarter 2022.
  Return on average assets was 0.77% for the second quarter 2023, compared to 0.92% in first quarter 2023, and 0.93% in second quarter 2022.
  Return on average common equity was 7.47% for the second quarter 2023, compared to 8.84% in first quarter 2023, and 9.92% in second quarter 2022.
  The Company recorded a provision for credit loss expense of $12,000 for second quarter 2023, compared to a negative provision for credit losses of $722,000 for first quarter 2023, and a provision for loan losses of $252,000 for second quarter 2022.
  The ACL was 1.30% of total loans held for investment at June 30, 2023 and at March 31, 2023, and 1.22% at June 30, 2022.
  Net non-accrual loans decreased to $974,000 at June 30, 2023, compared to $1.6 million at March 31, 2023, and increased compared to $379,000 at June 30, 2022.
  Total loans increased $4.8 million to $956.3 million at June 30, 2023, compared to $951.5 million at March 31, 2023, and increased $43.6 million compared to $912.7 million at June 30, 2022.
  Total deposits decreased by $9.1 million during the quarter to $911.7 million at June 30, 2023, compared to $920.8 million at March 31, 2023. Non-interest-bearing demand deposits decreased $9.7 million to $195.6 million at June 30, 2023, compared to $205.3 million at March 31, 2023.
  The Bank’s uninsured or uncollateralized deposits totaled approximately 18% of total deposits at June 30, 2023, and 22% at March 31, 2023.
  Available borrowing capacity from FHLB and FRB was $172.1 million at June 30, 2023.
  Stockholders’ equity increased $1.2 million to $113.9 million at June 30, 2023, compared to $112.8 million at March 31, 2023, and increased $6.8 million compared to $107.1 million at June 30, 2022.
  Book value per common share increased to $12.88 at June 30, 2023, compared to $12.77 at March 31, 2023, and $12.25 at June 30, 2022.
  The Bank’s capital position remains well-capitalized with a Tier 1 leverage ratio* of 10.39% at June 30, 2023, compared to 10.46% at March 31, 2023, and 9.30% at June 30, 2022.

* Capital Ratios are preliminary.

Income Statement

Total interest income increased $1.1 million in the second quarter 2023 to $14.7 million, compared to $13.6 million in the preceding quarter, and increased by $3.0 million compared to $11.7 million in the second quarter of 2022. Interest income from loans increased $672,000 to $13.2 million compared to the prior quarter. Interest income from securities and interest-earning deposits increased $458,000 to $1.6 million compared to the prior quarter, primarily due to increased average interest-earning deposit balances and higher yields due to increased market rates. Total interest expenses for the quarter increased $1.4 million to $4.0 million compared to the prior quarter due to increased average balances and higher rates paid on interest-bearing demand deposits and time deposits. The increase in deposit expense was largely due to deposit mix changes during the quarter. Net interest income decreased to $10.7 million in the second quarter 2023, compared to $11.0 million in both the preceding quarter and in second quarter 2022. In the first six months of 2023, net interest income remained unchanged from the first six months of 2022 at $21.7 million.

Net interest margin was 3.99% for second quarter 2023, a twenty-six basis point decrease compared to first quarter 2023, and a two- basis point decrease compared to second quarter 2022. The yield on loans for the second quarter 2023 increased twenty-two basis points to 5.54%, compared to 5.32% for first quarter 2023, resulting from increased loan rates on new originations, loan prepayment revenue and the impact of higher market rates. The yield on federal funds and interest-earning deposits increased forty-seven basis-points to 4.88% for the second quarter 2023 due to increases in rates earned for overnight deposits and money market deposits due to increases in the federal funds rate. The yield on investment securities increased seventy-seven basis points to 5.26% during the quarter due to higher rates earned on investments from variable rate securities and short-term investments in US Treasury securities. The cost of funds for the second quarter increased fifty-six basis-points to 1.65%, compared to 1.09% for the preceding quarter due to higher rates paid on deposit accounts and changes in the portfolio mix, primarily due to the impact from wholesale funding taken during the first quarter in response to events in the banking industry. Net interest margin was 3.99% for the second quarter 2023, a two basis-point decrease compared to the second quarter 2022. The yield on earning assets increased to 5.47% for the second quarter 2023 compared to 4.26% in the second quarter 2022. The increase was due to a sixty-two-basis point increase in loan yields due to increased average balances and increased rates on new originations due to higher market rates. The yield on federal funds and interest-earning deposits increased to 4.88% for the second quarter 2023 compared to 0.81% in the second quarter of 2022 due to increases in rates earned for overnight deposits and money market deposits due to increases in the federal funds rate. The increase in earning assets was offset by an increase in total cost of funds. The cost of funds increased to 1.65% for the second quarter 2023 compared to 0.28% in the second quarter of 2022. The increase was mainly due to increased rates paid on interest-bearing demand accounts and increased balances and rates on time deposits. The cost of interest-bearing deposits increased seventy-seven basis-points to 2.21%, compared to 1.44% in the previous quarter. The increase was due to higher average balances and costs for time deposits. During the first six months of 2023, the net interest margin increased nineteen basis points to 4.12%, compared to the first six months of 2022. The increase is due to higher average balances and yields from loans, higher yields on federal funds and interest-earning deposits partially offset by higher average balances and costs from time deposits and higher costs from interest-bearing deposits.

Non-interest income for the second quarter 2023 increased $384,000 to $1.1 million compared to $762,000 in first quarter 2023. The increase was primarily due to an increase in other income that included a $255,000 gain from the sale of the Bank’s one OREO property. Other loan fees were $286,000 for the second quarter 2023 compared to $169,000 in first quarter 2023. Gain on sale of loans increased $26,000 to $56,000 in the second quarter 2023 compared to $30,000 in the first quarter of 2023 as a result of higher sales during the quarter. Total non-interest income decreased $434,000 to $1.9 million in the first six months of 2023, compared to $2.3 million in the first six months of 2022. The decrease was primarily due to a $253,000 decrease in other non-interest income, $110,000 in lower gain on loan sales and $211,000 less in loan and document processing fees.   The decrease in other non-interest income was primarily caused by a $550,000 BOLI policy payout in the first six months of 2022 and a $53,000 increase in loan servicing revenue partially offset by a $150,000 net increase in OFA and OREO gains.

Non-interest expenses increased $20,000 to $8.9 million in the second quarter 2023 compared to $8.8 million in first quarter 2023. The increase was primarily due to a $94,000 increase in FDIC assessment rates, and a $72,000 increase in advertising and marketing costs. The increases were partially offset by lower professional fees of $68,000 due to less consulting expense during the quarter and lower stock-based compensation expense of $172,000. In the first six months of 2023, non-interest expense was $17.7 million, compared to $15.1 million in the first six months of 2022. The increase over the six-month period in the prior year was due to a $655,000 increase in salaries and benefits due to merit increases and wage competition, a $736,000 increase in professional services and a $631,000 increase in other expenses. The increase in other expenses is primarily related to $992,000 collection and legal expense recovery in the first six months of 2022 and an $87,000 net increase in costs for dues and subscriptions partially offset by $476,000 less in OFA and OREO expense.

Income tax expense decreased $340,000 to $876,000 in the second quarter of 2023 compared to $1.2 million in the first quarter of 2023. The prior quarter included a one-time deferred tax expense adjustment of $158,000. The effective tax rate for the second quarter of 2023 was 29.2% compared to 33.0% in the first quarter of 2023.

Balance Sheet

Total assets decreased $36.2 million, or 3.1%, to $1.13 billion at June 30, 2023, compared to $1.17 billion at March 31, 2023, and increased $24.6 million, or 2.2%, compared to $1.11 billion, at June 30, 2022. Total interest-earning deposits in other financial institutions decreased $37.6 million to $128.8 million at June 30, 2023, compared to $166.3 million at March 31, 2023, and increased $28.8 million compared to $99.9 million at June 30, 2022. Total investment securities were $17.2 million at quarter end, compared to $18.2 million in the prior quarter.

Total loans increased $4.8 million, or 0.5%, to $956.3 million at June 30, 2023, compared to $951.5 million at March 31, 2023, and increased $43.6 million, or 4.8%, compared to $912.7 million at June 30, 2022. Commercial real estate loans outstanding (which include SBA 504, construction and land) increased $4.3 million during the quarter to $559.7 million at June 30, 2023, compared to $555.3 million at March 31, 2023, and increased $43.2 million compared to $516.5 million at June 30, 2022. Manufactured housing loans increased $5.8 million during the quarter to $321.1 million at June 30, 2023, compared to $315.3 million at March 31, 2023, and increased $15.4 million compared to $305.7 million at June 30, 2022. Commercial loans decreased $6.4 million during the quarter to $56.0 million at June 30, 2023, compared to $62.5 million at March 31, 2023, and decreased $11.6 million compared to $67.7 million at June 30, 2022.

Other assets decreased $2.5 million to $40 million on June 30, 2023, compared to $42.1 million on March 31, 2023 and decreased $2.7 million compared to $42.2 million at June 30, 2022. The decrease was due to the sale of the $2.3 million OREO property in the second quarter of 2023.

Total deposits decreased $9.1 million to $911.7 million on June 30, 2023, compared to $920.8 million at March 31, 2023, and increased $17.1 million, or 1.9%, compared to $894.7 million at June 30, 2022. Non-interest-bearing demand deposits were $195.6 million at June 30, 2023, a $9.7 million decrease compared to $205.3 million at March 31, 2023, and a $41.1 million decrease compared to $236.7 million at June 30, 2022. Interest-bearing demand deposits increased $22.8 million to $460.6 million at June 30, 2023, compared to $437.8 million at March 31, 2023, and decreased $15.3 million compared to $475.9 million at June 30, 2022. Certificates of deposit, which include brokered deposits, decreased $19.8 million during the quarter to $237.0 million at June 30, 2023, compared to $256.8 million at March 31, 2023, and increased $80.5 million compared to $156.5 million at June 30, 2022.

Total borrowings decreased $25.0 million to $90.0 million at June 30, 2023, compared to $115.0 million at March 31, 2023, and were unchanged compared to June 30, 2022. The decrease during the quarter was due to a $15 million decrease in FHLB overnight advances and repaying $10 million in balances drawn against the Company’s line of credit.

Stockholders’ equity increased to $113.9 million at June 30, 2023, compared to $112.8 million at March 31, 2023, and $107.1 million at June 30, 2022. Book value per common share increased to $12.88 at June 30, 2023, compared to $12.77 at March 31, 2023, and $12.25 at June 30, 2022.

Credit Quality

The Company recorded a provision for credit loss expense of $12,000 in the second quarter of 2023, compared to a negative provision for credit loss expense of $722,000 in first quarter 2023, and a provision expense of $252,000 in second quarter 2022. The total allowance for credit losses was $12.1 million, or 1.30% of total loans held for investment, at June 30, 2023. Net non-accrual loans, plus net other assets acquired through foreclosure, were down $2.8 million to $1.0 million at June 30, 2023, compared to $3.8 million at March 31, 2023, and $2.6 million at June 30, 2022.

Net non-accrual loans were $974,000 as of June 30, 2023, compared to $1.6 million at March 31, 2023, and $379,000 at June 30, 2022. Of the $974,000 of net non-accrual loans at June 30, 2023, $748,000 were manufactured housing loans, $144,000 were single family loans and $82,000 were agriculture loans.

There was $65,000 in other assets acquired through foreclosure as of June 30, 2023, compared to $2.3 million at March 31, 2023 and at June 30, 2022.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the second quarter of 2023, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank (by assets) serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control, which may cause actual results, performance, or achievements to differ materially from those expressed in such statements, including, but not limited to, the following: deterioration in the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in the interest rate policies of the Board of Governors of the Federal Reserve System, continued high inflation,, disruptions in credit and capital markets and government policies that could lead to a tightening of credit and an increase in credit losses; our ability to attract and retain deposits and other sources of funding and liquidity, the impact of recent bank failures and other adverse developments to financial institutions and the general reaction by bank customers and by investors in the capital markets regarding the stability and ability of banks to meet ongoing liquidity demands, weather, natural disasters, and climate change; increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, including those involving real estate, reduction in the value of our investment securities, risks from the continuing COVID-19 pandemic; the costs and effects of litigation and of adverse outcomes of such litigation, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, including any requirement to increase capital levels imposed by law or regulation; United States tax policies, including our effective income tax rate, and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2023	2023	2022	2022

Cash and cash equivalents	$1,801	$1,533	$1,379	$2,361
Interest-earning deposits in other financial institutions	128,754	166,342	63,311	99,915
Investment securities	17,241	18,225	29,470	60,513
Loans:
Commercial	56,047	62,477	74,929	67,681
Commercial real estate	559,677	555,339	545,317	516,514
SBA	6,324	6,418	6,855	7,922
Paycheck Protection Program (PPP)	225	684	1,773	2,920
Manufactured housing	321,127	315,326	315,825	305,749
Single family real estate	10,529	9,582	8,678	9,038
HELOC	2,556	2,557	2,613	3,380
Other (1)	(235)	(890)	(648)	(532)
Total loans	956,250	951,493	955,342	912,672

Loans, net
Held for sale	19,126	21,045	21,033	23,124
Held for investment	937,124	930,448	934,309	889,548
Less: Allowance for credit losses	(12,148)	(12,065)	(10,765)	(10,866)
Net held for investment	924,976	918,383	923,544	878,682
NET LOANS	944,102	939,428	944,577	901,806

Other assets	39,532	42,055	52,765	42,233

TOTAL ASSETS	$1,131,430	$1,167,583	$1,091,502	$1,106,828

Deposits
Non-interest-bearing demand	$195,612	$205,324	$216,494	$236,696
Interest-bearing demand	460,597	437,770	428,173	475,869
Savings	18,548	20,929	23,490	25,626
Certificates of deposit ($250,000 or more)	10,328	6,268	6,693	8,688
Other certificates of deposit	226,639	250,513	200,234	147,785
Total deposits	911,724	920,804	875,084	894,664
Other borrowings	90,000	115,000	90,000	90,000
Other liabilities	15,765	18,990	13,768	15,022
TOTAL LIABILITIES	1,017,489	1,054,794	978,852	999,686

Stockholders' equity	113,941	112,789	112,650	107,142
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,131,430	$1,167,583	$1,091,502	$1,106,828

Common shares outstanding	8,849	8,835	8,798	8,744

Book value per common share	$12.88	$12.77	$12.80	$12.25

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Interest income
Loans, including fees	$13,161	$12,489	$12,467	$11,867	$11,129
Investment securities and other	1,554	1,096	811	787	577
Total interest income	14,715	13,585	13,278	12,654	11,706

Deposits	3,751	2,277	913	528	500
Other borrowings	247	278	224	203	196
Total interest expense	3,998	2,555	1,137	731	696
Net interest income	10,717	11,030	12,141	11,923	11,010
Provision for credit losses	12	(722)	(461)	298	252
Net interest income after provision for credit losses	10,705	11,752	12,602	11,625	10,758
Non-interest income
Other loan fees	286	169	246	292	377
Gains from loan sales, net	56	30	12	49	136
Document processing fees	102	78	85	114	122
Service charges	167	154	143	114	93
Other	535	331	278	303	323
Total non-interest income	1,146	762	764	872	1,051
Non-interest expenses
Salaries and employee benefits	5,228	5,202	4,821	4,752	4,910
Occupancy, net	1,135	1,098	1,116	1,046	1,021
Professional services	851	919	1,236	653	635
Data processing	377	349	346	302	307
Depreciation	183	180	176	173	179
FDIC assessment	276	182	111	131	164
Advertising and marketing	282	210	234	196	233
Stock-based compensation	74	246	32	71	94
Other	448	448	507	286	569
Total non-interest expenses	8,854	8,834	8,579	7,610	8,112
Income before provision for income taxes	2,997	3,680	4,787	4,887	3,697
Provision for income taxes	876	1,216	1,411	1,409	1,062
Net income	$2,121	$2,464	$3,376	$3,478	$2,635
Earnings per share:
Basic	$0.24	$0.28	$0.38	$0.40	$0.30
Diluted	$0.24	$0.27	$0.38	$0.39	$0.30

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022

Interest income
Loans, including fees	$13,161	$11,129	$25,650	$22,323
Investment securities and other	1,554	577	2,650	883
Total interest income	14,715	11,706	28,300	23,206

Deposits	3,751	500	6,028	1,070
Other borrowings	247	196	525	390
Total interest expense	3,998	696	6,553	1,460
Net interest income	10,717	11,010	21,747	21,746
Provision for credit losses	12	252	(710)	(32)
Net interest income after provision for credit losses	10,705	10,758	22,457	21,778
Non-interest income
Other loan fees	286	377	455	623
Gains from loan sales, net	56	136	86	196
Document processing fees	102	122	180	223
Service charges	167	93	321	181
Other	535	323	866	1,119
Total non-interest income	1,146	1,051	1,908	2,342
Non-interest expenses
Salaries and employee benefits	5,228	4,910	10,430	9,775
Occupancy, net	1,135	1,021	2,233	2,018
Professional services	851	635	1,770	1,034
Data processing	377	307	726	617
Depreciation	183	179	363	362
FDIC assessment	276	164	458	335
Advertising and marketing	282	233	492	491
Stock-based compensation	74	94	320	186
Other	448	569	896	265
Total non-interest expenses	8,854	8,112	17,688	15,083
Income before provision for income taxes	2,997	3,697	6,677	9,037
Provision for income taxes	876	1,062	2,092	2,442
Net income	$2,121	$2,635	$4,585	$6,595
Earnings per share:
Basic	$0.24	$0.30	$0.52	$0.76
Diluted	$0.24	$0.30	$0.51	$0.74

COMMUNITY WEST BANCSHARES
Average Balance, Average Yield Earned, and Average Rate Paid
(unaudited)
(in 000's)

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$100,860	$1,226	4.88%	$73,179	$795	4.41%	$149,710	$302	0.81%
Investment securities	25,002	328	5.26%	27,213	301	4.49%	45,243	275	2.44%
Loans (1)	952,694	13,161	5.54%	952,192	12,489	5.32%	907,088	11,129	4.92%
Total earnings assets	1,078,556	14,715	5.47%	1,052,584	13,585	5.23%	1,102,041	11,706	4.26%
Nonearning Assets
Cash and due from banks	2,021			1,976			2,193
Allowance for credit losses	(12,015)			(12,479)			(10,765)
Other assets	36,747			38,716			37,435
Total assets	$1,105,309			$1,080,797			$1,130,904
Interest-Bearing Liabilities
Interest-bearing demand deposits	$398,061	$1,826	1.84%	$417,662	$1,298	1.26%	$495,821	$273	0.22%
Savings deposits	19,476	12	0.25%	23,230	12	0.21%	25,402	16	0.25%
Time deposits	262,182	1,913	2.93%	200,875	967	1.95%	164,687	211	0.51%
Total interest-bearing deposits	679,719	3,751	2.21%	641,767	2,277	1.44%	685,910	500	0.29%
Other borrowings	93,571	247	1.06%	96,333	278	1.17%	90,000	196	0.87%
Total interest-bearing liabilities	$773,290	$3,998	2.07%	$738,100	$2,555	1.40%	$775,910	$696	0.36%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	201,536			211,940			232,849
Other liabilities	16,626			17,766			15,646
Stockholders' equity	113,857			112,991			106,499
Total Liabilities and Stockholders' Equity	$1,105,309			$1,080,797			$1,130,904
Net interest income and margin		$10,717	3.99%		$11,030	4.25%		$11,010	4.01%
Net interest spread			3.40%			3.83%			3.90%

Cost of total deposits			1.71%			1.08%			0.22%
Cost of funds			1.65%			1.09%			0.28%

(1) Includes nonaccrual and held for sale loans.

COMMUNITY WEST BANCSHARES
Average Balance, Average Yield Earned, and Average Rate Paid
(unaudited)
(in 000's)
	Six Months Ended			Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$87,096	$2,021	4.68%	$177,607	$411	0.47%
Investment securities	26,102	629	4.86%	36,121	472	2.64%
Loans (1)	952,444	25,650	5.43%	900,849	22,323	5.00%
Total earnings assets	1,065,642	28,300	5.36%	1,114,577	23,206	4.20%
Nonearning Assets
Cash and due from banks	1,998			2,177
Allowance for credit losses	(12,246)			(10,691)
Other assets	37,727			38,282
Total assets	$1,093,121			$1,144,345
Interest-Bearing Liabilities
Interest-bearing demand deposits	$407,807	$3,123	1.55%	$507,572	$592	0.24%
Savings deposits	21,343	25	0.24%	24,670	33	0.27%
Time deposits	231,698	2,880	2.51%	170,038	445	0.53%
Total interest-bearing deposits	660,848	6,028	1.84%	702,280	1,070	0.31%
Other borrowings	94,945	525	1.12%	90,000	390	0.87%
Total interest-bearing liabilities	$755,793	$6,553	1.75%	$792,280	$1,460	0.37%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	206,709			230,428
Other liabilities	17,193			16,638
Stockholders' equity	113,426			104,999
Total Liabilities and Stockholders' Equity	$1,093,121			$1,144,345
Net interest income and margin		$21,747	4.12%		$21,746	3.93%
Net interest spread			3.61%			3.83%

Cost of total deposits		$21,747	1.40%		$21,746	0.23%
Cost of funds			1.37%			0.29%

(1) Includes nonaccrual and held for sale loans.

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Return on average common equity	7.47%	8.84%	9.92%	8.15%	12.67%
Return on average assets	0.77%	0.92%	0.93%	0.85%	1.16%
Efficiency ratio	74.64%	73.94%	67.26%	74.77%	62.62%
Net interest margin	3.99%	4.25%	4.01%	4.12%	3.93%

	Three Months Ended	Three Months Ended	Three Months Ended	Twelve Months Ended	Six Months Ended
AVERAGE BALANCES	June 30, 2023	March 31, 2023	June 30, 2022	December 31, 2022	June 30, 2022
Average assets	$1,105,309	$1,080,797	$1,130,904	$1,093,121	$1,144,345
Average earning assets	1,078,556	1,052,584	1,102,041	1,065,642	1,114,577
Average total loans	952,694	952,192	907,088	952,444	900,849
Average deposits	881,255	853,707	918,759	867,557	932,708
Average common equity	113,857	112,991	106,499	113,426	104,999

EQUITY ANALYSIS	June 30, 2023	March 31, 2023	June 30, 2022
Total common equity	$113,941	$112,789	$107,142
Common stock outstanding	8,849	8,835	8,744

Book value per common share	$12.88	$12.77	$12.25

ASSET QUALITY	June 30, 2023	March 31, 2023	June 30, 2022
Nonaccrual loans, net	$974	$1,592	$379
Nonaccrual loans, net/total loans	0.10%	0.17%	0.04%
Other assets acquired through foreclosure, net	$65	$2,250	$2,250

Nonaccrual loans plus other assets acquired through foreclosure, net	$1,039	$3,842	$2,629
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.09%	0.33%	0.24%
Net loan (recoveries)/charge-offs in the quarter	$(98)	$(96)	$(66)
Net (recoveries)/charge-offs in the quarter/total loans	(0.01%)	(0.01%)	(0.01%)

Allowance for credit losses	$12,148	$12,065	$10,866
Plus: Reserve for undisbursed loan commitments	427	400	94
Total allowance for credit losses	$12,575	$12,465	$10,960
Allowance for credit losses/total loans held for investment	1.30%	1.30%	1.22%
Allowance for credit losses/nonaccrual loans, net	1247.23%	757.85%	2867.02%

Community West Bank *
Tier 1 leverage ratio	10.39%	10.46%	9.30%
Tier 1 capital ratio	11.91%	11.82%	11.07%
Total capital ratio	13.09%	13.00%	12.23%

INTEREST SPREAD ANALYSIS	June 30, 2023	March 31, 2023	June 30, 2022
Yield on total loans	5.54%	5.32%	4.92%
Yield on investments	5.26%	4.49%	2.44%
Yield on interest earning deposits	4.88%	4.41%	0.81%
Yield on earning assets	5.47%	5.23%	4.26%

Cost of interest-bearing deposits	2.21%	1.44%	0.29%
Cost of total deposits	1.71%	1.08%	0.22%
Cost of borrowings	1.06%	1.17%	0.87%
Cost of interest-bearing liabilities	2.07%	1.40%	0.36%
Cost of funds	1.65%	1.09%	0.28%

* Capital ratios are preliminary until the Call Report is filed.

Contact:	Richard Pimentel, EVP & CFO 805.692.4410 www.communitywestbank.com